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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                          (Amendment No.            )*
                                        ------------

                             ESCO Technologies Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    296315104
                        --------------------------------
                                 (CUSIP Number)



                                December 31, 2002
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [x]   Rule 13d-1(b)
                               [ ]   Rule 13d-1(c)
                               [ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages
SEC 1745 (2/92)
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CUSIP No. 296315104                  13G                      Page 2 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Liberty Wanger Asset Management, L.P.  36-3820584

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
         Not Applicable                                          (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               None
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              1,119,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             None
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                1,119,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,119,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable                                               [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.9 %

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

               IA

________________________________________________________________________________
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CUSIP No. 296315104                  13G                      Page 3 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         WAM Acquisition GP, Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
         Not Applicable                                          (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               None
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              1,119,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             None
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                1,119,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,119,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable                                               [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         8.9 %

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         CO

________________________________________________________________________________
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CUSIP No. 296315104                  13G                      Page 4 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Liberty Acorn Trust

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
         Not Applicable                                          (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Massachusetts

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               None
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              951,100
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             None
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                951,100
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         951,100

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable                                               [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.6 %

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         IV

________________________________________________________________________________
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Item 1(a)         Name of Issuer:

                        ESCO Technologies Inc.


Item 1(b)         Address of Issuer's Principal Executive Offices:

                        8888 Ladue Road
                        Ste. 200
                        St. Louis, MO 63124-2056


Item 2(a)         Name of Person Filing:

                        Liberty Wanger Asset Management, L.P. ("WAM")
                        WAM Acquisition GP, Inc., the general partner of WAM
                         ("WAM GP")
                        Liberty Acorn Trust ("Acorn")


Item 2(b)         Address of Principal Business Office:

                        WAM, WAM GP and Acorn are all located at:

                        227 West Monroe Street, Suite 3000
                        Chicago, Illinois  60606


Item 2(c)         Citizenship:

                        WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; and Acorn is a Massachusetts business trust.


Item 2(d)         Title of Class of Securities:

                        Common Stock


Item 2(e)         CUSIP Number:

                        296315104


Item 3            Type of Person:

                        (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                        (e)   WAM is an Investment Adviser registered under
                              section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.


                               Page 5 of 10 Pages
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Item 4            Ownership (at December 31, 2002):

                        (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                              1,119,000

                        (b)   Percent of class:

                              8.9 % (based on 12,560,878 shares outstanding as of December 16, 2002).

                        (c)   Number of shares as to which such person has:

                                      (i) sole power to vote or to direct the
                                          vote:  none

                                     (ii) shared power to vote or to direct the
                                          vote:  1,119,000

                                    (iii) sole power to dispose or to direct the
                                          disposition of:  none

                                     (iv) shared power to dispose or to direct
                                          disposition of:  1,119,000


Item 5            Ownership of Five Percent or Less of a Class:

                        Not Applicable


Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                        The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                        Not Applicable


Item 8            Identification and Classification of Members of the Group:

                        Not Applicable


Item 9            Notice of Dissolution of Group:

                        Not Applicable


                               Page 6 of 10 Pages
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Item 10           Certification:

                        By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 10 Pages
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                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 4, 2003


                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                    WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                    By: /s/ Bruce H. Lauer
                                        ----------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary




                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                    LIBERTY ACORN TRUST



                                    By: /s/ Bruce H. Lauer
                                        ----------------------------------------
                                            Bruce H. Lauer
                                            Vice President, Treasurer and
                                            Secretary


                               Page 8 of 10 Pages
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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 4, 2003 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust


                               Page 9 of 10 Pages